EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 22, 2010 with respect to the consolidated financial statements, schedule, and internal control over financial reporting of The GEO Group, Inc. appearing in the Annual Report of The GEO Group, Inc. on Form 10-K for the year ended January 3, 2010, which is incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference of said reports in the Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Miami, Florida
June 8, 2010